Exhibit 4.3

BY-LAW NO. 2

A By-Law relating to advance notice requirements
for shareholder meetings of VERMILION ENERGY INC.

CONTENTS

SECTION	SUBJECT

One	Interpretation

Two	Nomination of Directors

Three	Notices

Four	Effective Date

WHEREAS this By-Law No. 2 is designed to (i) facilitate an orderly and efficient shareholder meeting process; (ii) ensure that all shareholders receive adequate notice of any director nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation, generally by fixing a deadline for submitting director nominations and setting forth the information to be included in a director nomination notice.

IT IS HEREBY ENACTED as By-law No. 2 of VERMILION ENERGY INC. (hereinafter called the “Corporation”) as follows:

SECTION ONE

INTERPRETATION

1.01        Definitions

In the by-laws of the Corporation, unless the context otherwise requires:

“Act” means the Business Corporations Act (Alberta), and any statute that may be substituted therefor, including the regulations thereunder, as from time to time amended;

“applicable securities laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the applicable published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

“appoint” includes “elect” and vice versa;

“articles” means the articles of the Corporation, as defined in the Act, and includes any amendments thereto;

“board” means the board of directors of the Corporation;

“by-laws” means this by-law no. 2, by-law no. 1, and all other by-laws of the Corporation from time to time in force and effect;

“meeting of shareholders” means any meeting of shareholders, including any meeting of one or more classes or series of shareholders;

“notice-and-access” has the meaning set forth in National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer;

“proxy-related materials” has the meaning set forth in National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer;

“public announcement” means disclosure in a press release disseminated by the Corporation through a national news service in Canada or in a document filed by the Corporation for public access under its profile on the SEDAR+ system at www.sedarplus.ca;

“recorded address” means, in the case of a shareholder, the address of such shareholder as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there is more than one; and, in the case of a director, officer, auditor or member of a committee of the board, the latest address of such person as recorded in the records of the Corporation;

Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts, unincorporated organizations and personal representatives.

1.02        Conflict with the Act or the Articles

To the extent of any conflict between the provisions of the by-laws and the provisions of the Act or the articles relating to the Corporation, the provisions of the Act or the articles shall govern.

1.03        Headings and Sections

The headings used throughout the by-laws are inserted for convenience of reference only and are not to be used as an aid in the interpretation of the by-laws. “Section” followed by a number means or refers to the specified section of this by-law.

1.04        Invalidity of any Provision of By-laws

The invalidity or unenforceability of any provision of the by-laws shall not affect the validity or enforceability of the remaining provisions of the by-laws.

SECTION TWO

NOMINATION OF DIRECTORS

2.01        Nomination of Directors

Subject to the Act, applicable securities laws and the articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made:

(a)           by or at the direction of the board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “nominating shareholder”) who: (i) at the close of business on the date of the giving by the nominating shareholder of the notice described in Section 2.02 and at the close of business on the record date for determining shareholders entitled to receive notice of and to vote at a meeting of shareholders referred to in Section 2.02, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting of shareholders or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) complies with the provisions set forth in this Section Two.

In addition to any other requirements under applicable laws, for a nomination to be made by a nominating shareholder, the nominating shareholder must have given notice thereof that is both timely and in proper written form, in each case, in accordance with this by-law.

2.02        Timely Notice

A nominating shareholder must give written notice of a nomination (a “nomination notice”) that complies with this by-law to the chair of the board:

(a)	in the case of an annual meeting of shareholders (including an annual and special meeting of shareholders), not less than 30 days before the date of the meeting, provided that, if such meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of such meeting was made (each such date being, the “notice date”), a nomination notice must be given not later than the close of business on the 10th day following the notice date;

(b)	in the case of a special meeting of shareholders (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the notice date; and

(c)	in the case of an annual meeting of shareholders (including an annual and special meeting of shareholders) or a special meeting of shareholders (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not also called for other purposes) where notice-and-access is used for delivery of proxy-related materials, not less than 40 days before the date of the meeting, provided that, if such meeting is to be held on a date that is less than 50 days after the notice date, a nomination notice must be given, in the case of an annual meeting of shareholders, not later than the close of business on the 10th day following the notice date and, in the case of a special meeting of shareholders, not later than the close of business on the 15th day following the notice date.

In the event of any adjournment or postponement of a meeting of shareholders, or an announcement thereof, the required time periods for the giving of a nomination notice shall be determined with reference to the adjourned or postponed meeting of shareholders and not the originally scheduled meeting of shareholders.

2.03        Proper Written Form

To be in proper written form, a nomination notice must:

(a)           disclose, as of the date of the nomination notice, as to each person whom the nominating shareholder proposes to nominate for election as a director (a “nominee”):

(i)	their name, age, citizenship, business and residential address;

(ii)	their principal occupation, business or employment, both at present and within the five years preceding the nomination notice;

(iii)	the number of securities of each class of voting securities of the Corporation owned of record or beneficially owned, or controlled or directed, directly or indirectly, by the nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such nomination notice;

(iv)	any agreements, arrangements or understandings (including financial, compensation or indemnity related) between the nominating shareholder and the nominee, or any affiliates or associates of, or any person acting jointly or in concert with the nominating shareholder or the nominee, in connection with the nominee’s nomination and election as a director; and

(v)	any other information that would be required to be disclosed in a dissident proxy circular in connection with the solicitation of proxies for election of directors pursuant to the Act or applicable securities laws;

(b)	disclose, as of the date of the nomination notice, as to each nominating shareholder giving the nomination notice:

(i)	their name, business and residential address;

(ii)	the number of securities of each class of voting securities of the Corporation owned of record or beneficially owned, or controlled or directed, directly or indirectly, by such nominating shareholder or any other person with whom such nominating shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such nomination notice;

(iii)	any proxy, contract, arrangement, agreement or understanding pursuant to which such nominating shareholder, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the board; and

(iv)	any other information relating to such person that would be required to be included in a dissident proxy circular in connection with the solicitation of proxies for election of directors pursuant to the Act or as required by applicable securities laws; and

(c)	include a written consent duly signed by each nominee to being named as a nominee and to serve as a director of the Corporation, if elected, and that includes a statement that the nominee is not disqualified from being a director of the Corporation under the Act.

2.04        Discussion Permitted

Nothing in this Section Two shall preclude a discussion (as distinct from a director nomination) by a shareholder at a meeting of shareholders of any matter that is properly before the meeting pursuant to the provisions of the Act or the discretion of the chair of such meeting.

2.05        Notice

A nomination notice may only be given by personal delivery or by e-mail at such e-mail address as may be stipulated from time to time by the Corporation for purposes of such notice, and shall be deemed to have been given and made only at the time it is served by personal delivery to the chair of the board at the address of the principal executive offices of the Corporation or sent by e-mail (at the address as aforesaid); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

2.06        Additional Matters

(a)	The chair of any meeting of shareholders shall have the power to determine whether any proposed nomination is made in accordance with the provisions of the by-laws, and if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall not be considered at any meeting of shareholders.

(b)	Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section Two.

SECTION THREE
NOTICES

3.01        Method of Giving Notices

Except as otherwise provided herein, any notice (which term includes any communication, contract document, instrument in writing, or electronic document) to be given (which term includes sent, delivered or served) pursuant to the Act, the articles or the by-laws or otherwise to a shareholder, director, officer, or auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s record address or if mailed to such person at such record address by prepaid mail or if sent to such person by electronic means as permitted by, and in accordance with, the Act. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by the secretary to be reliable. The foregoing shall not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law.

3.02        Notice to Joint Holders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all of such joint holders but notice addressed to one of such persons shall be sufficient notice to all of them.

3.03        Computation of Time

In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

3.04        Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

3.05        Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to such person’s name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of such person’s entitlement prescribed by the Act.

SECTION FOUR
EFFECTIVE DATE

4.01        Effective Date

This by-law shall come into force when made by the board in accordance with the Act.

MADE by the board the 19th day of February, 2024.

/s/ Dion Hatcher
Dion Hatcher
Director, President & Chief Executive Officer

CONFIRMED by the shareholders in accordance with the Act the 1st day of May, 2024.

/s/ Tamar Epstein
General Counsel